CSW Industrials Reports Fiscal 2024 First Quarter Results with
Record Revenue, EPS, EBITDA and Cash Flow from Operations

DALLAS, August 3, 2023 (GLOBE NEWSWIRE) -- CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported record results for the fiscal 2024 first quarter ended June 30, 2023.

Fiscal 2024 First Quarter Highlights (comparisons to fiscal 2023 first quarter)

•Total revenue increased 2% to a record $203.4 million, driven by $5.1 million in revenue from recent acquisitions
•Net income attributable to CSWI increased 4% to $30.6 million, compared to $29.4 million, with no adjustments to earnings in either period
•Earnings per diluted share (EPS) improved 5% to $1.97, compared to $1.88
•EBITDA increased 10% to $54.4 million, with margin expansion of 200 bps to 26.8%
•Record cash flow from operations, which increased 199% to $50.3 million, compared to $16.8 million
•Paid down $43.0 million of debt, improving strength of the balance sheet significantly, resulting in a leverage ratio (Debt to EBITDA), in accordance with our credit facility, of approximately 1.1x

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "Once again, our team executed well in the face of unit volume declines in key markets and against strong prior year period results. Our first quarter results demonstrate yet another quarter of solid sales, excellent operational execution, and prudent expense management, resulting in record revenue and earnings. We meaningfully reduced our outstanding debt thereby strengthening our balance sheet, increasing our liquidity, and reducing our leverage ratio and interest expense."

Armes continued, "We delivered impressive operating leverage as EBITDA grew by 10% on 2% growth in revenue, while also generating over $50 million in cash flow from operations, an increase of almost 200% over the first quarter of last year. Taking into consideration the strength of our fiscal first quarter results, we still expect to deliver year-over-year revenue, EBITDA and EPS growth for the company as well as strong cash flow generation."

Fiscal 2024 First Quarter Consolidated Results

Fiscal first quarter revenue was a record $203.4 million, representing 1.7% growth from $199.9 million in the prior year period. Of the $3.4 million total growth, $5.1 million was contributed by last year's Cover Guard, AC Guard and Falcon acquisitions. Organic revenue declined by $1.7 million as pricing initiatives were able to partially offset a unit volume reduction compared to last year's strong results. Revenue increased in the energy, plumbing and mining end markets.

Gross profit in the fiscal first quarter was $92.2 million, representing 6.6% growth from $86.4 million in the prior year period. Gross profit as a percent of revenue increased 210 bps to 45.3%, compared to 43.2% in the prior year period. Gross margin improvement was the result of pricing actions and a reduction in ocean and domestic freight costs.

Operating expenses as a percent of revenue were 23.1%, compared to 22.8% in the prior year period. Operating expenses were $47.0 million, compared to $45.6 million in the prior year period. The additional expenses were primarily due to increased employee expenses, and increased amortization of intangible assets as a result of recent acquisitions.

Operating income increased to $45.2 million, or 22.2% as a percentage of revenue, compared to the prior year period of $40.9 million, or 20.4% as a percentage of revenue. The 180 bps improvement in operating income margin resulted from the improvement in gross profit margin.

Net income attributable to CSWI increased 4.0% to $30.6 million, compared to the prior year period of $29.4 million, while EPS increased 4.8% to $1.97, compared to $1.88 in the prior year period.

Fiscal 2024 first quarter EBITDA increased to $54.4 million, representing 9.9% growth from $49.5 million in the prior year period. As revenue growth outpaced incremental expenses, EBITDA as a percent of revenue improved to 26.8%, from 24.8% in the prior year period.

The Company’s effective tax rate for the fiscal first quarter was 25.2%.

During fiscal first quarter, the Company paid down $43 million of debt, utilizing the record cash flows from operations of $50.3 million, an almost 200% increase over the prior year period. As of June 30, 2023, $210.0 million was outstanding on our $500 million Revolving Credit Facility, which resulted in borrowing capacity of $290.0 million. Our interest rate swap executed in February 2023 hedges our exposure to variability in cash flows from interest payments on the first $100.0 million of borrowing under our Revolving Credit Facility. As of fiscal quarter end, CSWI reported a leverage ratio, in accordance with our Revolving Credit Facility, of approximately 1.1x debt to EBITDA, lower than the 1.3x reported for the fiscal year ended March 31, 2023.

Following quarter end, the Company declared its eighteenth consecutive quarterly regular cash dividend in the amount of $0.19 per share, which will be paid on August 11, 2023, to shareholders of record on July 28, 2023.

Fiscal 2024 First Quarter Segment Results

Contractor Solutions segment revenue was $140.0 million, a $2.3 million, or 1.7% increase from the prior year period. Revenue growth was comprised of inorganic growth of $5.1 million from the Cover Guard, AC Guard and Falcon acquisitions, which was partially offset by an organic revenue decrease of $2.8 million. The 2.0% decrease in organic revenue was primarily due to a decrease in unit volumes which was partially offset by pricing initiatives. As compared to the prior year period, net revenue growth was driven by the plumbing and architecturally-specified building products end markets. Segment operating income improved to $39.7 million, compared to $36.3 million in the prior year period. The incremental profit resulted from the inclusion of the Cover Guard, AC Guard and Falcon acquisitions, as well as a reduction in ocean and domestic freight expenses compared to the prior year period. This incremental profit was partially offset by increased spending on employee related expenses as well as additional amortization expense from recent acquisitions. Segment operating income margin improved to 28.3%, compared to 26.4% in the prior year period, due to gross margin improvement driven primarily by pricing and a reduction in ocean and domestic freight costs. Segment EBITDA in the current year period was $46.7 million, or 33.4% of revenue, compared to $43.0 million, or 31.2% of revenue in the prior year period.

Specialized Reliability Solutions segment revenue improved to $37.7 million, a $2.0 million, or 5.5% increase, over the prior year period, due to pricing initiatives and growth in the energy and mining end markets. Segment operating income improved to $7.0 million, a 36.7% increase from $5.1 million in the prior year period, driven by pricing actions and the management of operating expenses. Segment operating income margin in the fiscal first quarter improved to 18.5%, compared to 14.3% in the prior year period. Segment EBITDA improved by 26.9% to $8.5 million, or 22.4% of revenue, compared to $6.7 million, or 18.6% of revenue, in the prior year period.

Engineered Building Solutions segment revenue was $27.6 million, a 3.3% decrease from the prior year period, due to a slight volume decrease partially offset by pricing actions. The project mix of the current backlog skews more toward larger jobs in the architecturally-specified building products end market, which can take up to two years to turn into revenue. Segment operating income was $4.3 million, or 15.4% of revenue, compared to the prior year period of $4.4 million, or 15.5% of revenue. Segment EBITDA was $4.7 million, or 17.1% of revenue, compared to $4.8 million, or 16.8% of revenue, in the prior year period.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question and answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-300-8521, international callers may use 1-412-317-6026, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until August 17, 2023. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 10180705. The call will also be available for replay via webcast link on the Investors portion of the CSWI website at www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, and adjusted operating income, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation and amortization, and significant nonrecurring items. Free cash flow is a non-GAAP financial measure and is defined as cash flow from operations less capital expenditures.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions and Engineered Building Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations & Treasurer
214-489-7113
alexa.huerta@cswindustrials.com

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share amounts)	Three Months Ended June 30,
	2023	2022
Revenues, net	$203,360	$199,934
Cost of revenues	(111,193)	(113,509)
Gross profit	92,167	86,425
Selling, general and administrative expenses	(46,961)	(45,552)
Operating income	45,206	40,873
Interest expense, net	(4,009)	(1,784)
Other income, net	314	169
Income before income taxes	41,511	39,258
Provision for income taxes	(10,455)	(9,620)
Net income	31,056	29,638
Less: Income attributable to redeemable noncontrolling interest	(445)	(195)
Net income attributable to CSW Industrials, Inc.	$30,611	$29,443

Net income per share attributable to CSW Industrials, Inc.
Basic	$1.97	$1.88
Diluted	$1.97	$1.88

Weighted average number of shares outstanding:
Basic	15,520	15,643
Diluted	15,547	15,652

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	June 30, 2023	March 31, 2023
(Amounts in thousands, except for per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$14,788	$18,455
Accounts receivable, net of allowance for expected credit losses of $1,422 and $1,365, respectively	127,075	122,753
Inventories, net	157,042	161,569
Prepaid expenses and other current assets	19,775	20,279
Total current assets	318,680	323,056
Property, plant and equipment, net of accumulated depreciation of $95,736 and $92,703, respectively	89,392	88,235
Goodwill	243,162	242,740
Intangible assets, net	313,355	318,903
Other assets	68,510	70,519
Total assets	$1,033,099	$1,043,453

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$46,252	$40,651
Accrued and other current liabilities	60,193	67,388
Total current liabilities	106,445	108,039
Long-term debt	210,000	253,000
Retirement benefits payable	1,148	1,158
Other long-term liabilities	136,503	137,117
Total liabilities	454,096	499,314
Commitments and contingencies (See Note 13)
Redeemable noncontrolling interest	18,909	18,464
Equity:
Common shares, $0.01 par value	163	163
Additional paid-in capital	128,451	123,336
Treasury shares, at cost (887 and 902 shares, respectively)	(83,072)	(82,734)
Retained earnings	520,965	493,319
Accumulated other comprehensive loss	(6,413)	(8,409)
Total equity	560,094	525,675
Total liabilities, redeemable noncontrolling interest and equity	$1,033,099	$1,043,453

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)	Three Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$31,056	$29,638
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,239	3,273
Amortization of intangible and other assets	5,868	5,340
Provision for inventory reserves	2,509	1,667
Provision for doubtful accounts	108	1,060
Share-based and other executive compensation	2,805	2,284
Net loss on disposals of property, plant and equipment	(12)	(5)
Net pension benefit	17	49
Impairment of assets	92	—
Net deferred taxes	843	310
Changes in operating assets and liabilities:
Accounts receivable	(4,319)	(21,044)
Inventories	2,141	(15,020)
Prepaid expenses and other current assets	2,443	458
Other assets	(788)	81
Accounts payable and other current liabilities	3,233	8,426
Retirement benefits payable and other liabilities	1,022	296
Net cash provided by operating activities	50,257	16,813
Cash flows from investing activities:
Capital expenditures	(4,971)	(2,015)
Proceeds from sale of assets	12	20
Cash paid for acquisitions	(112)	(2,000)
Net cash used in investing activities	(5,071)	(3,995)
Cash flows from financing activities:
Borrowings on line of credit	15,432	34,797
Repayments of line of credit and term loan	(58,432)	(13,937)
Purchase of treasury shares	(2,864)	(31,398)
Dividends	(2,947)	(2,670)
Net cash used in financing activities	(48,811)	(13,208)
Effect of exchange rate changes on cash and equivalents	(42)	(710)
Net change in cash and cash equivalents	(3,667)	(1,100)
Cash and cash equivalents, beginning of period	18,455	16,619
Cash and cash equivalents, end of period	$14,788	$15,519

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, adjusted EBITDA, and free cash flow, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income, net income attributable to CSWI and cash flows provided by operating activities, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2023	2022
Net Income attributable to CSWI	$30,611	$29,443
Plus: Income attributable to redeemable noncontrolling interest	445	195
Net Income	$31,056	$29,638

Adjusting Items:
Interest Expense	4,009	1,784
Income Tax Expense	10,455	9,620
Depreciation & Amortization	8,915	8,470
EBITDA	$54,435	$49,512
EBITDA % Revenue	26.8%	24.8%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended June 30, 2023
		Specialized	Engineered
	Contractor	Reliability	Building	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$139,954	$37,712	$27,587	$(1,892)	$203,360

Operating Income	$39,667	$6,966	$4,260	$(5,686)	$45,206
% Revenue	28.3%	18.5%	15.4%		22.2%
Adjusting Items:
Other Income (Expense)	172	(37)	8	172	314
Depreciation & Amortization	6,895	1,530	441	48	8,915
EBITDA	$46,734	$8,458	$4,708	$(5,466)	$54,435
% Revenue	33.4%	22.4%	17.1%		26.8%

(Amounts in thousands)	Three Months Ended June 30, 2022
		Specialized	Engineered
	Contractor	Reliability	Building	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$137,628	$35,737	$28,514	$(1,940)	$199,934

Operating Income	$36,289	$5,097	$4,415	$(4,927)	$40,873
% Revenue	26.4%	14.3%	15.5%		20.4%
Adjusting Items:
Other Income (Expense)	309	5	(79)	(66)	169
Depreciation & Amortization	6,408	1,561	451	49	8,470
EBITDA	$43,006	$6,663	$4,787	$(4,944)	$49,512
% Revenue	31.2%	18.6%	16.8%		24.8%

CSW INDUSTRIALS, INC.
RECONCILIATION OF FREE CASH FLOW TO NET INCOME
(Unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2023	2022
Net cash provided by operating activities	$50,257	$16,813
Less: Capital Expenditures	(4,971)	(2,015)
Free Cash Flow	$45,286	$14,798
Free Cash Flow % Net Income	145.8%	49.9%